Exhibit (a)(5)(ii)

Cantel Medical LLC Announces a One-Day Extension of Its Offer to Purchase

Relating to Outstanding Convertible Senior Notes

Little Falls, New Jersey—(June 29, 2021)—Cantel Medical LLC, formerly known as Cantel Medical Corp. (the “Company,” “Cantel,” “we” or “our”), today announced that it has extended the Fundamental Change Expiration Date for its previously announced tender offer (the “Fundamental Change Offer”) outlined in the Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Settlement Method and Entry into Supplemental Indenture to Holders of 3.25% Convertible Senior Notes Due 2025 dated June 3, 2021 (the “ Offer to Purchase and Notice”), of all outstanding 3.25% Convertible Senior Notes due 2025 (the “Notes”) pursuant to the Fundamental Change (as defined in the indenture, as supplemented, governing the Notes, the “Indenture”) that occurred as a result of each of (i) the consummation of the series of mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of January 12, 2021 (as amended by Amendment to Agreement and Plan of Merger, dated as of March 1, 2021), among Cantel, STERIS plc (“Parent”), Solar New US Holding Co, LLC (now known as Solar New US Holding Corporation), an indirect and wholly owned subsidiary of Parent, and Crystal Merger Sub 1, LLC, a direct and wholly owned subsidiary of US Holdco, and (ii) the delisting of Cantel common stock from the New York Stock Exchange. The Fundamental Change Expiration Date is being extended by one calendar day because June 18, 2021, which was previously a business day, was declared as a federal holiday in the United States.

The Company commenced the Fundamental Change Offer on June 3, 2021. The new Fundamental Change Expiration Date will be July 1, 2021. No Notes have been tendered prior to the date of this Press Release. The following table sets forth certain key dates for the Fundamental Change Offer and certain dates for the related Make-Whole Conversion Period, as defined in the Offer to Purchase and Notice, each as extended:

Key Date	Calendar Date
Fundamental Change Expiration Date	July 1, 2021
Fundamental Change Repurchase Date	July 6, 2021
Make-Whole Conversion Period	From and including June 2, 2021, until July 2, 2021

Holders should review the Offer to Purchase and Notice carefully and consult with their own financial and tax advisors. None of Cantel, Parent, its sole member or board of directors, as applicable, or any of their respective affiliates, employees, advisors or representatives, the Trustee, the paying agent or the conversion agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Notes in the Fundamental Change Offer, or to exercise their conversion rights. This press release does not constitute an offer of, or solicitation or subscription for, any securities.

The paying agent and conversion agent for the Fundamental Change Offer and any surrender for conversion is Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55402. The Offer to Purchase and Notice detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of Cantel to DTC as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE FUNDAMENTAL CHANGE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT CANTEL HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTED TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE

FUNDAMENTAL CHANGE OFFER. NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT CANTEL FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING CANTEL AT (763) 553-3341. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE FUNDAMENTAL CHANGE OFFER.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. Some of the factors which could cause results to differ from those expressed in any forward-looking statement are set forth under Item 1A, entitled Risk Factors, of Cantel’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.